Exhibit 99.1

CIMG Inc. to Host Appreciation Dinner in Shanghai to Mark Huomao Integration

Beijing, China, June 25, 2025 — CIMG Inc. (“CIMG” or the “Company”) (NASDAQ: IMG), a company with a heritage in specialty coffee and an emerging business in broader consumer food and beverage products, today announced that it will host an Appreciation Dinner on July 13, 2025, in Shanghai. The event is organized to express sincere gratitude to investors, partners, and media friends for their continued support of CIMG and its newly acquired subsidiary, Shanghai Huomao Cultural Development Co., Ltd. (“Huomao”).

This will be the first joint event held by CIMG and Huomao following the completion of the acquisition. Attendees will include representatives from the investment community, strategic partners, media, and the management teams of both CIMG and Huomao.

The evening will feature a range of activities, including a red-carpet welcome, project briefing, brand ambassador signing ceremony for Huomao, product tasting sessions, and live performances.

Mr. Xiaocheng Hao, Chief Operating Officer of CIMG and founder of Huomao, will deliver remarks at the event, introducing the Company’s strategic vision in the dendrobium industry under the “Food and Medicine from the Same Origin” philosophy, and highlighting recent milestones in this area.

Ms. Jianshang Wang, Chief Executive Officer and Chairperson of CIMG, commented:”We are pleased to host this Appreciation Dinner in Shanghai and to gather with so many of our valued partners and supporters. Your presence makes this occasion truly special. We look forward to building deeper connections and creating greater value together.”

About CIMG Inc.

CIMG Inc. is a global business group specializing in digital health and sales development. Utilizing technology and marketing (including MarTech and Multi-Channel Network), the Company enhances its partners’ sales growth and commercial value.

The company’s brands include Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.
Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech